Filing by Wells Fargo Funds Trust pursuant to Rule 425 under the Securities Act of 1933 and deemed filed under Rule 14a-12(b) under the Securities Exchange Act of 1934.

Subject company: Wells Fargo Funds Trust (SEC File Nos. 333-74295)

Wells Fargo Advantage Funds®

[image: Wells Fargo Advantage Funds logo]

Product Alert

June 14, 2011

Wells Fargo Funds Management files definitive proxy proposing subadvisor changes for Disciplined U.S. Core Fund and Index Portfolio

On June 14, 2011, Wells Fargo Funds Management, LLC, the investment advisor to Wells Fargo Advantage Funds, filed a definitive proxy statement proposing subadvisor changes for certain product offerings. The proposed changes include a subadvisor change for the Wells Fargo Advantage Disciplined U.S. Core Fund and the Index Portfolio, an underlying investment for certain Wells Fargo Advantage Funds. The proposed subadvisor change for the Disciplined U.S. Core Fund requires approval from its shareholders. The proposed subadvisor change for the Index Portfolio requires approval from shareholders of the Wells Fargo Advantage Index Fund. Because the Wells Fargo Advantage Index Fund invests all of its assets in the Index Portfolio, the Index Fund is required by the Investment Company Act of 1940 to pass through to its shareholders the vote for the proposed subadvisory agreement, and the Index Fund will, in turn, vote its interests in the Index Portfolio in accordance with the instructions received from the Index Fund shareholders.

The proposed subadvisor changes have been unanimously approved by the Wells Fargo Advantage Funds Board of Trustees and are related to a transaction between Wells Fargo & Company and Golden Capital Management, LLC (GCM), which is expected to be completed by the end of the third quarter of 2011. A summary of the proposed subadvisor and related portfolio manager changes is included in the table below:

Proposed subadvisor changes

Fund or portfolio	Current portfolio manager and subadvisor	Proposed portfolio manager(s) and subadvisor
Wells Fargo Advantage Disciplined U.S. Core Fund	Amit Chandra, Ph.D., CFA (Wells Capital Management)	Greg Golden, CFA (GCM)
Index Portfolio[1]	Amit Chandra, Ph.D., CFA (Wells Capital Management)	Brad Ursillo, CFA; Weidong Li, CFA[2] (GCM)

1. The Index Portfolio is a master portfolio in which a number of other Wells Fargo Advantage Funds invest. Because the Wells Fargo Advantage Index Fund invests all of its assets in the Index Portfolio, the Index Fund is required by the Investment Company Act of 1940 to pass through to its shareholders the vote for the proposed subadvisory agreement for the portfolio.

2.Brad Ursillo and Weidong Li are currently employed by Wells Capital Management; they are expected to join GCM upon completion of the transaction in the third quarter of 2011.

Background: Wells Fargo & Company currently has a 45% ownership interest in GCM. Wells Capital Management (WellsCap) and GCM have entered into a definitive agreement whereby GCM will acquire certain assets, advisory contracts, and team members of WellsCap’s Global Strategic Products team. In exchange,

Wells Fargo & Company will be issued an additional 20% equity stake in GCM, bringing its total ownership to 65% following the close of the transaction. Combining the Global Strategic Products team with GCM provides

Wells Fargo’s asset management organization with an opportunity to enhance its quantitative investment strategy teams by consolidating investment and analytical resources.

The proposed subadvisor changes are for products that are currently subadvised by WellsCap’s Global Strategic Products team. Wells Fargo Funds Management made recommendations for changes to these products to occur prior to the completion of the transaction. GCM will continue to serve as a subadvisor to two additional Wells Fargo Advantage Funds—the Wells Fargo Advantage Large Cap Core Fund and the Wells Fargo Advantage Small/Mid Cap Core Fund.

The following questions and answers are intended for shareholders and investment professionals who have questions about the proposed subadvisor changes.

Why did Wells Fargo Funds Management propose the change from WellsCap to GCM as subadvisor to the Disciplined U.S. Core Fund and the Index Portfolio?

Both the Disciplined U.S. Core Fund and the Index Portfolio are currently managed by the Global Strategic Products team at WellsCap, which will be joining GCM. Amit Chandra, who assumed portfolio management responsibilities for the portfolios on March 1, 2011, plans to transition into the role of GCM’s chief investment officer upon the expected completion of the transaction in the third quarter of 2011. In anticipation of that change, Wells Fargo Funds Management has recommended changes to the portfolio management responsibilities for the fund and portfolio that better aligns with the planned future structure and investment capabilities of GCM.

What can you tell me about the proposed portfolio managers for the fund and the portfolio?

Greg Golden, CFA, is the chief executive officer and president of GCM. In addition to overseeing the strategic direction of the firm, he also serves as lead portfolio manager for its Enhanced Large Cap and Small Cap Core strategies. Prior to founding GCM, he had most recently worked as senior vice president and head of structured products for Bank of America. Mr. Golden earned a bachelor’s degree in business administration with an emphasis in finance from Belmont University. He has earned the right to use the Chartered Financial Analyst® (CFA®) designation and is a member of the North Carolina Society of Financial Analysts and CFA Institute.

Brad Ursillo, CFA, is an analyst with the Global Strategic Products team at WellsCap. He joined WellsCap from Evergreen Investments, where he served in a similar role beginning in 2000. He began his investment industry career in 1998 as a client service associate with Nvest Retirement Services. Mr. Ursillo earned a bachelor’s degree in psychology from Dartmouth College. He has earned the right to use the Chartered Financial Analyst® (CFA®) designation.

Weidong Li, CFA, is an analyst with the Global Strategic Products team at WellsCap. He joined WellsCap from Evergreen Investments, where he served in a similar role beginning in 2005. Previously, he served as senior manager with PanAgora Asset Management. He began his investment industry career in 1994 as a quantitative analyst with Invesco Management and Research. Earlier, he served as an assistant professor and researcher with the Shanghai Institute of Mechanical Engineering. Mr. Li earned a bachelor’s degree in mathematics from the Jiaxing Teachers College, a master’s degree in systems engineering from Shanghai Science & Technology, a master’s degree in computer science from the University of Massachusetts, and a master’s degree in finance from Bentley College. He has earned the right to use the Chartered Financial Analyst® (CFA®) designation and the Chartered Market Technician designation and is a member of the Boston Security Analysts Society and CFA Institute.

What will Amit Chandra’s role be at Golden Capital Management following the completion of the transaction?

Mr. Chandra will assume an expanded role as chief investment officer for GCM following the completion of the transaction. As chief investment officer for the firm, Mr. Chandra will serve as a member of GCM’s management committee, participate in the weekly investment meetings, and oversee its Boston office. His expanded role and contributions will further strengthen the GCM leadership team and the overall organization.

Tell me more about GCM.

GCM is a quantitative investment management boutique located in Charlotte, North Carolina. GCM employs 18 team members, including six investment professionals, and manages more than $3 billion for retail and institutional clients. Led by President and Chief Executive Officer Greg Golden, GCM has developed a disciplined approach to investment management that combines the attributes of fundamental research with quantitative execution.

Will the subadvisor change result in a different investment approach for the Disciplined U.S. Core Fund?

The investment process employed by Greg Golden and the team at GCM will be different than the current investment approach for the Disciplined U.S. Core Fund. Specifically, Mr. Golden and the team use a combination of quantitative methods and fundamental analysis to select a core portfolio of large-capitalization companies that they believe are relatively undervalued and exhibit the likelihood to meet or exceed future earnings expectations. This quantitative analysis is based on a proprietary total composite model that considers valuation, earnings, and trading momentum characteristics to rank securities. Stocks that are attractively ranked by the total composite model are candidates for purchase. Such stocks undergo further qualitative analysis, which may include an evaluation of a company's management strength, products/services, competition, and risk profile.

In general, a stock may be sold if it has declining earnings expectations or a significantly overvalued stock price, as indicated by lower rankings within the total composite model. Upon the sale of any security, the team seeks to invest the proceeds in the most attractive security, in light of all relevant considerations, in which the fund may invest in accordance with its investment restrictions.

Will the subadvisor change result in a different investment approach for the Index Portfolio?

No. There will be no change to the fund’s investment objective, principal strategy, or investment strategy.

Other than the Wells Fargo Advantage Index Fund, which Wells Fargo Advantage Funds invest in the Index Portfolio?

Wells Fargo Advantage Conservative Allocation Fund

Wells Fargo Advantage Diversified Equity Fund

Wells Fargo Advantage Growth Balanced Fund

Wells Fargo Advantage Moderate Balanced Fund

How will shareholders be notified of these proposed changes? Do they need to take any action?

The current shareholders of the Wells Fargo Advantage Disciplined U.S. Core Fund and the Wells Fargo Advantage Index Fund were sent a prospectus supplement informing them of the Board of Trustees’ approval of these proposed changes. These shareholders will receive the proxy statement inviting them to vote on these subadvisor change proposals at a special shareholder meeting. Shareholders who receive proxy materials will have the ability to vote their shares.

What is the timeline for the mergers and reorganizations?

Time frame	Event
May 26, 2011

Record date for special shareholder meetings. (Shareholders who own shares of the Wells Fargo Advantage Disciplined U.S. Core Fund or the Wells Fargo Advantage Index Fund as of this date will be eligible to vote their shares.)

June 2011	Proxy materials will be mailed to shareholders.
August 19, 2011

Scheduled date of the special shareholder meeting. For shareholders who will not attend the meeting in person, proxy voting instructions must be received prior to the meeting. The meeting will be held at 10:30 a.m. PST at 525 Market Street, 12th Floor, San Francisco.

August-September 2011	If approved by shareholders, the new subadvisory agreement will take effect during the third quarter of 2011.

Can investors still purchase, redeem, and exchange the funds prior to the proposed subadvisor changes?

Yes. Shareholders will be able to continue to purchase, redeem, and exchange their shares prior to any subadvisor change, subject to any limitations described in the prospectus for the fund.

Will the proposed subadvisor changes affect the funds' net expenses?

  These product changes are not expected to result in a change to the funds’ net expenses. In addition, the shareholders will not bear any of the costs associated with the proxy solicitation

Who is entitled to vote?

Shareholders who owned shares of the Wells Fargo Advantage Disciplined U.S. Core Fund or the Wells Fargo Advantage Index Fund on the record date, which is May 26, 2011, and who have the authority to vote their shares will receive proxy materials and are encouraged to cast their vote. Shareholders of record are entitled to one vote for each whole share and a fractional vote for each fractional share of the fund that they owned on the record date.

What methods can be used to vote?

Shareholders may vote in any of the following ways:

Signing and returning the proxy ballot by mail prior to the shareholder meeting

Calling the toll-free number listed on their proxy ballot—to vote by telephone, shareholders will need the control number printed on the ballot

Going online to the website listed on their proxy ballot and following the instructions—to vote online, shareholders will need the control number printed on the ballot

Personally attending and voting at the shareholder meeting on August 19, 2011

Will shareholders receive a confirmation when they have completed voting their proxy?

Shareholders will not receive a confirmation if they send their proxy vote by mail. They may call the proxy solicitation firm, The Altman Group, at 1-866-828-6931 from 9:00 a.m. ET to 10:00 p.m. ET to confirm receipt of their mailed ballot. Shareholders will receive a confirmation if they vote by telephone with the proxy solicitor. If they vote online, they will be able to print a confirmation of their proxy vote or request an email confirmation.

How can shareholders vote over the phone?

Shareholders who want to vote over the phone should call or be transferred to The Altman Group, a proxy solicitation firm that was hired for this proxy solicitation process, at 1-866-828-6931 from 9:00 a.m. ET to 10:00 p.m. ET. The Altman Group may transfer shareholders to Wells Fargo Advantage Funds if it receives questions it is unable to answer, such as questions about specific accounts. Shareholders can also vote using the automated phone service by calling the toll-free number listed on their proxy ballot. They may vote online by following the instructions provided on their proxy ballot.

If shareholders approve the proposals, when will the subadvisor changes take effect?

Upon shareholder approval, the subadvisor changes are expected to become effective in the third quarter of 2011.

Will anyone call shareholders regarding these proxies?

An independent proxy solicitor retained by Wells Fargo Funds Management, The Altman Group,may contact shareholders regarding these proxies.

Who is paying for the proxy solicitation?

Wells Fargo Funds Management or one of its affiliated companies will pay for all expenses incurred for the proxy solicitation. The expenses will not be charged to the funds or to the funds’ shareholders.

What if shareholders of a certain fund ultimately do not approve the subadvisor change?

If this occurs, the subadvisor change will not take place for that fund, and the Board of Trustees will determine an appropriate course of action.

Whom can shareholders call for additional information?

If shareholders have questions about the proxy materials or the proposals, they may call their relationship manager, investment professional, or Wells Fargo Advantage Funds at 1-800-222-8222 (24 hours a day, 7 days a week). If they have any questions about how to vote, they may call the proxy solicitor, The Altman Group, at 1-866-828-6931 from 9:00 a.m. ET to 10:00 p.m. ET.

Mutual fund investing involves risks, including the possible loss of principal, and may not be appropriate for all investors. Stock fund values fluctuate in response to the activities of individual companies and general market and economic conditions. Foreign investments are especially volatile and can rise or fall dramatically due to differences in the political and economic conditions of the host country. These risks are generally intensified in emerging markets. Smaller- and mid-cap company stocks tend to be more volatile and less liquid than those of larger companies. Consult a fund's prospectus for additional information on these and other risks.

Carefully consider a fund’s investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit wellsfargo.com/advantagefunds. Read the prospectus carefully before investing.

Additional information and where to find it

The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

In connection with the proposed transactions, the acquirer will file a prospectus/proxy statement with the Securities and Exchange Commission (SEC). All shareholders are advised to read this prospectus/proxy statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, target, transaction, fees, expenses, risk considerations, persons soliciting proxies in connection with the transaction, and the interests of these persons in the transaction and related matters. The target intends to mail the prospectus/proxy statement to its shareholders once such prospectus/proxy statement is declared effective by the SEC. Shareholders may obtain a free copy of the prospectus/proxy statement when available and other documents filed by the acquirer with the SEC at the SEC’s website, sec.gov. Free copies of the prospectus/proxy statement, once available, may be obtained by directing a request via mail, phone, or website to the acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston, MA 02266-8266, 1-800-222-8222, wellsfargo.com/advantagefunds. In addition to the prospectus/proxy statement, the target and the acquirer file annual and semiannual reports and other information with the SEC. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Filings made with the SEC by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at sec.gov.

Participants in the solicitation

The acquirer and the target, as well as their respective directors, executive officers, and certain members of their management and other employees, may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the SEC will be set forth in the prospectus/proxy statement when it is filed with the SEC.

Wells Fargo Funds Management, LLC, a wholly owned subadvisory of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds.  Other affiliates of Wells Fargo & Company provide subadivsory and other services for the funds.  The Funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.

NOT FDIC INSURED – NOT BANK GUARANTEE – MAY LOSE VALUE